INVESTMENT ACCOUNTING AGREEMENT

THIS AGREEMENT made and effective as of this 19 day of August, 1994, by and between ARIEL CAPITAL MANAGEMENT, INC., an Illinois corporation, having its principal place of business at 307 North Michigan Avenue, Suite 500, Chicago, Illinois 60601 (“Manager”), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 127 West 10th Street, Kansas City, Missouri 64105 (“IFTC”).

WHEREAS, Manager has contracted with the Ariel Growth Fund (“Fund”) to provide, among other services, certain recordkeeping services with respect to the series (“Portfolios”) of Fund; and

WHEREAS, each Portfolio is registered as an “investment company” under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, IFTC performs certain recordkeeping services on a computerized accounting system (the “Portfolio Accounting System”) which is suitable for maintaining certain accounting records of the Portfolios; and

WHEREAS, Manager desires to subcontract with IFTC to provide certain services as Recordkeeping Agent for the Portfolios, and IFTC is willing to accept such appointment;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.
Appointment of Recordkeeping Agent. Manager hereby constitutes and appoints IFTC as investment accounting and recordkeeping agent for the Portfolios to perform accounting and recordkeeping functions related to portfolio transactions required of the Fund under Rule 31a of the 1940 Act; to perform certain other accounting and recordkeeping functions as set forth in Section 5 hereof or as otherwise agreed to in writing; and to act as liaison with independent auditors.

2.	Representations and Warranties of Manager. Manager hereby represents, warrants and acknowledges to IFTC:

A.
That it is a corporation duly organized and existing and in good standing under the laws of Illinois, that the Fund is duly organized and existing under the laws of its state of organization and that the Fund and each Portfolio is registered under the 1940 Act;

B.
That it has the requisite power and authority under applicable law, its charter and its bylaws, to enter into this Agreement; that it has taken all requisite action and secured all requisite approvals and consents (including but not limited to any required from the Fund) necessary to appoint IFTC as investment accounting and recordkeeping agent for the Portfolios; that this Agreement has been duly executed and delivered by Manager; and that this Agreement constitutes a legal, valid and binding obligation of Manager, enforceable in accordance with its terms; and

C.	That it has determined to its satisfaction that the Portfolio Accounting System is appropriate and suitable for the Portfolios’ needs.

3.	Representations and Warranties of IFTC. IFTC hereby represents, warrants and acknowledges to Manager:

A.	That it is a trust company duly organized and existing and in good standing under the laws of the State of Missouri;

B.
That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by IFTC; and that this Agreement constitutes a legal, valid and binding obligation of IFTC, enforceable in accordance with its terms; and

C.
That the accounts and records maintained and preserved by IFTC shall be the property of the Fund and that it will not use any information made available to it under the terms hereof for any purpose other than complying with its duties and responsibilities hereunder or as specifically authorized by the Fund or the Manager in writing.

4.	Duties and Responsibilities of Manager.

A.	Manager shall turn over or cause the Fund to turn over to IFTC all of each Portfolio’s accounts and records previously maintained, if any.

B.
Manager shall provide or cause the Fund to provide to IFTC the information necessary to perform IFTC’s duties and responsibilities hereunder in writing or its electronic or digital equivalent prior to the next close of the New York Stock Exchange on each day on which IFTC prices the Portfolios’ securities and foreign currency holdings.

C.
Manager shall furnish or cause the Fund to furnish IFTC with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities in the Portfolios when such information is not readily available from generally accepted securities industry services or publications.

D.
Manager shall pay to IFTC such compensation at such time as may from time to time be agreed upon in writing by IFTC and Manager.  The initial compensation schedule is attached as Exhibit A.  Manager shall also reimburse IFTC on demand for all out-of-pocket disbursements, costs and expenses incurred by IFTC in connection with services performed pursuant to this Agreement.

E.	Manager shall notify or cause the Fund to notify IFTC of any changes in statutes, rules, regulations, requirements, or policies which may necessitate changes in IFTC’s responsibilities or procedures.

F.
Manager shall provide or cause the Fund to provide to IFTC, as conclusive proof of any fact or matter required to be ascertained from Manager of the Fund as determined by IFTC, a certificate signed by Manager’s of the Fund’s president or other officer, or other authorized individual, as requested by IFTC.  Manager or Fund shall also provide to IFTC instructions with respect to any matter concerning this Agreement requested by IFTC.  IFTC may rely upon any instruction or information furnished by any person reasonably believed by it to be an officer or agent of Manager or Fund, and shall not be held to have notice of any change of authority of any such person until receipt of written notice thereof.

G.
Manager shall preserve and cause the Fund to preserve the confidentiality of the Portfolio Accounting System and the tapes, books, reference manuals, instructions, records, programs, documentation and information of, and other materials relevant to, the Portfolio Accounting System and the business of IFTC (“Confidential Information”); and shall not permit disclosure of such Confidential Information to any other person other than its own of the Fund’s employees who reasonably have a need to know such information pursuant to this Agreement; and shall return all such Confidential Information to IFTC upon termination or expiration of this Agreement.

H.
Manager has been informed that the Portfolio Accounting System is licensed for use by IFTC from DST Systems, Inc. (“Licensor”) and Manager acknowledges that IFTC and Licensor have proprietary rights in and to the Portfolio Accounting System and all other IFTC or Licensing programs, data bases, supporting documentation, and procedures, including without limitation any changes or modifications made at the request or expense or both of Manager or the Fund (collectively, the “Protected Information”).  Manager acknowledges that the Protected Information constitutes confidential material and trade secrets of IFTC and Licensor.  Manager shall preserve and cause the Fund to preserve the confidentiality of the Protected Information, and Manager hereby acknowledges that any unauthorized use, misuse, disclosure or taking of Protected Information, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable law.  Manager shall so inform its and the Fund’s employees and agents who have access to the Protected Information or to any computer equipment capable of accessing the same.  Licensor is intended to be and shall be a third party beneficiary of the Manager’s obligations and undertakings contained in this paragraph.

5.	Duties and Responsibilities of IFTC.

A.
IFTC shall calculate each Portfolio’s net asset value, in accordance with the Fund’s prospectus.  IFTC will price the securities and foreign currency holdings of the Portfolios for which market quotations are available by the use of outside services designated by Manager which are normally used and contracted with for this purpose; all other securities and foreign currency holdings will be evaluated in accordance with Manager’s instructions.

B.
IFTC shall prepare and maintain, with the direction and as interpreted by Manager or, at Manager’s instruction, Manager’s or Fund’s accountants and/or other advisors, in complete, accurate, and current form, all accounts and records needed to be maintained as a basis for calculation of each Portfolio’s net asset value, and as further agreed upon by the parties in writing, and shall preserve such records in the manner and for the periods required by law, or for such longer period as the parties may agree upon in writing.  Manager shall advise IFTC in writing of all applicable record retention requirements, other than those set forth in the 1940 Act.

C.	IFTC shall make available to Manager and the Fund for inspection or reproduction within a reasonable time, upon demand, all accounts and records of the Fund maintained and preserved by IFTC.

D.	IFTC shall be entitled to rely conclusively on the completeness and correctness of any and all accounts and records turned over to it by Manager or the Fund.

E.
IFTC shall assist the Fund’s independent accountants, or upon approval of Manager of the Fund or upon demand, any regulatory body, in any requested review of the Fund’s accounts and records maintained by IFTC but shall be reimbursed by Manager for all expenses and employee time invested in any such review outside of routine and normal periodic reviews.

F.
Upon receipt from Manager or the Fund of any necessary information or instructions, IFTC shall provide information from the books and records it maintains for the Fund that the Fund needs for tax returns, questionnaires, or periodic reports to shareholders and such other reports and information requests as Manager and IFTC shall agree upon from time to time.

G.
Additional Portfolios and Funds and additional series or portfolios of such funds may be added to this Agreement, provided that IFTC consents to such additions.  Rates or charges for each additional Portfolio, fund, series or portfolio shall be as agreed upon by IFTC and Manager in writing.

H.	IFTC shall not have any responsibility hereunder to Manager or the Fund, the Fund’s shareowners or any other person or entity for moneys or securities of the Fund held by custodians of the Fund.

6.
Indemnification.  IFTC shall not be responsible or liable for, and Manager shall indemnify and hold IFTC harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities, which may be asserted against or incurred by IFTC or for which it may be liable, arising out of or attributable to:

A.
IFTC’s action or omission to act pursuant hereto, except for any loss or damage arising from any negligent act or willful misconduct of IFTC; provided however, that IFTC shall not be liable for consequential, special, or punitive damages in any event.

B.
IFTC’s payment of money as requested by Manager or the Fund, or the taking of any action which might make IFTC liable for payment of money; provided, however, that IFTC shall not be obligated to expend its own moneys or to take any such action at Manager’s of the Fund’s request except in IFTC’s sole discretion.

C.
IFTC’s action or omission to act hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed.

D.
IFTC’s action or omission to act in good faith reliance on the advice or opinion of counsel for Manager or the Fund, which advice or opinion may be obtained by IFTC at the expense of Manager, or on the advice or opinion of its own counsel, which advice or opinion shall be obtained by IFTC at its own expense, or on the instructions, advice and statements of Manager or the Fund, Manager’s or any Fund’s accountants and officers or other authorized individuals, and others believed by IFTC in good faith to be expert in matters upon which they are consulted.

E.	The purchase or sale of any securities or foreign currency positions. Without limiting the generality of the foregoing, IFTC shall be under no duty or obligation to inquire into:

1.	The validity of the issue of any securities purchased by or for the Fund, or the legality of the purchase thereof, or the propriety of the purchase price;

2.	The legality of the sale of any securities by or for the Fund, or the propriety of the sale price;

3.	The legality of the issue, sale or purchase of any shares of the Fund, or the sufficiency of the purchase or sale price; or

4.	The legality of the declaration of any dividend by the Fund, or the legality of the issue of any shares of the Fund in payment of any stock dividend.

F.
Any error, omission, inaccuracy or other deficiency in the Fund’s accounts and records provided to IFTC pursuant to Section 4.A hereunder or otherwise, or in the failure of Manager or the Fund to provide, or provide in a timely manner, any accounts, records, or information needed by IFTC to perform its function hereunder.

G.
The Manager’s refusal or failure to comply with the terms of this Agreement (including without limitation the Manager’s failure to pay or reimburse IFTC under this indemnification provision), the Manager’s negligence or willful misconduct, or the failure of any representation or warranty of the Manager hereunder to be and remain true and correct in all respects at all times.

7.
Force Majeure.   IFTC shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection.

8.
Procedures.   IFTC and Manager and/or the Fund may from time to time adopt procedures as they agree upon, and IFTC may conclusively assume that any procedure approves by Manager or the Fund, or directed by Manager of the Fund or Manager’s or the Fund’s accountants or other advisors, does not conflict with or violate any requirements of the Fund’s prospectus, charter or declaration of trust, bylaws, or any applicable law, regulation, or any order, decree or agreement by which the Fund may be bound.

9.
Term and Termination.   The initial term of this Agreement shall be a period of one year commencing on the effective date hereof.  This Agreement shall continue thereafter until terminated by either party by notice in writing received by the other party not less than sixty (60) days prior to the date upon which such termination shall take effect.  Upon termination of this Agreement:

A.	Manager shall pay to IFTC its fees and compensation due hereunder for its reimbursable disbursements, costs and expenses paid or incurred to such date.

B.	Manager shall designate a successor (which may be Manager of the Fund) by notice in writing to IFTC on or before the termination date.

C.
IFTC shall deliver to the successor, or if none has been designated, to Manager, at IFTC’s office, all records, funds and other properties of the Fund deposited with or held by IFTC hereunder.  In the event that neither a successor nor Manager take delivery of all records, funds and other properties of the Fund by the termination date, IFTC’s sole obligation with respect thereto from the termination date until delivery to a successor or Manager shall be to exercise reasonable care to hold the same in custody in its form and condition therefore, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

10.
Notices.   Notices, requests, instructions and other writings addressed to Manager at 307 North Michigan Avenue, Suite 500, Chicago, Illinois 60601, or at such other address as Manager may have designated to IFTC in writing, shall be deemed to have been properly given to Manager, hereunder; and notices, requests, instructions and other writings addressed to IFTC at its offices at 127 West 10th Street, Kansas City, MO 64105, Attn: Allen Strain, or to such other address as it may have designated to Manager in writing, shall be deemed to have been properly given to IFTC hereunder.

11.	Miscellaneous.

A.
This Agreement shall be construed according to and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Missouri, without reference to the conflicts of laws principles thereof.

B.
All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

C.
The representations and warranties, the indemnification extended hereunder, and the provisions of Section 4.G and 4.H are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.	This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.
If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between Manager and IFTC.

I.
The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver, release or discharge of any party’s hereunder shall be effective unless

J.
Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officers, to be effective on the date first above written.

INVESTORS FIDUCIARY TRUST COMPANY	ARIEL CAPITAL MANAGEMENT, INC.

By: /s/ Frank D. [_________]	By: /s/ John W. Rogers, Jr.
Title: Vice President	Title: President